Exhibit 99.1

NEWS RELEASE	CONTACT: David Miller (business media) 408.563.9582 Randy Bane (financial) 408.986.7916

Applied Materials Names George S. Davis

as Chief Financial Officer

SANTA CLARA, Calif., October 24, 2006 – Applied Materials, Inc. announced today that George S. Davis, 49, has been named chief financial officer, effective Wednesday, November 1, 2006, the first week of the 2007 fiscal year. Nancy H. Handel, who served as chief financial officer since 2004 and previously announced her intention to retire, will remain at Applied through January 5, 2007 and will assist in the transition.

“George’s strong leadership and industry experience, as well as his corporate finance and business development acumen, make him an excellent choice to be Applied’s new CFO,” said Mike Splinter, president and CEO. “George’s proven track record in finance, treasury and business development has contributed to Applied’s position as a global industry leader.”

Davis had been head of Corporate Business Development since February 2005. In this position, he was responsible for merger and acquisition activities, strategic planning, and management of the Company’s venture investments. From November 1999 to February 2005, Davis served as corporate treasurer, where he managed Applied’s worldwide treasury operations and was responsible for investments, tax, and financial risk management and trade and export matters.

Prior to joining Applied Materials, Davis served as vice president of finance, Europe, Middle East and Africa for Atlantic Richfield Company (ARCO), where he was chief financial officer for ARCO’s operations throughout that region. Davis is vice chairman of the North American Advisory Board of Semiconductor Equipment and Materials International (SEMI). He received his undergraduate degree in economics and political science from Claremont McKenna College and his M.B.A. from the University of California, Los Angeles.

“We appreciate Nancy’s leadership and her many important contributions during her 21-year career with Applied,” Splinter said. “We wish her well in her retirement.”

Applied Materials, Inc. is the global leader in Nanomanufacturing Technology(TM) solutions for the electronics industry with a broad portfolio of innovative equipment, service and software products. At Applied Materials, we apply Nanomanufacturing Technology to improve the way people live. Learn more at www.appliedmaterials.com

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